Exhibit 99.1

Sovereign Declares Quarterly Dividends

          PHILADELPHIA, Dec. 16 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced that its Board of Directors has declared a regular quarterly cash dividend of $0.03 per share on its common stock.  The dividend is payable on February 15, 2005 to common stock shareholders of record on January 20, 2005.

          In addition, a dividend payment of $0.546875 per share is payable on December 31, 2004 on Sovereign’s Preferred Securities issued by Sovereign Capital Trust III (NYSE: SOVPRA) to holders of record on December 30, 2004.

          Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, pro forma a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island.  In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

SOURCE  Sovereign Bancorp, Inc.
            -0-                                                            12/16/2004
            /CONTACT:  FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz1@sovereignbank.com, all of Sovereign Bancorp/
           /Web site:  http://www.sovereignbank.com